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                                                        EXHIBIT 5


ENSERCH EXPLORATION, INC.
4849 Greenville Avenue, Suite 1500              W. T. Satterwhite
Dallas, TX   75206-4186                     Senior Vice President


                        February 14, 1995




Enserch Exploration, Inc.
4849 Greenville Avenue, Suite 1500
Dallas, TX   75206-4186

Gentlemen:

     As Senior Vice President of Enserch Exploration, Inc. and as an attorney authorized to practice law in the State of Texas, I have acted on your behalf in connection with the Registration Statement (including Prospectus) on Form S-8 (the "Registration Statement") being filed by Enserch Exploration, Inc. (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,000,000 shares of the Common Stock, $1.00 par value, of the Company under the Enserch Exploration 1994 Stock Incentive Plan.

     Based upon examination of such corporate records, documents and questions of law as I have considered it necessary to examine in order to give this opinion, I am pleased to advise you that in my opinion:

     (i) The Company has been duly organized and is a validly existing corporation under the laws of the State of Texas.

     (ii) The Common stock being registered will, when sold in accordance with the terms of the 1994 Stock Incentive Plan, be legally issued, fully paid and non-assessable and conform to the statements made with respect thereto in the Prospectus.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ W. T. Satterwhite

                                   W. T. Satterwhite